Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol:  VGZ

Toronto and NYSE Amex Equities Stock Exchanges

NEWS

Vista Gold Corp. Announces Results of a Preliminary Economic Assessment and Increases Estimated Measured and Indicated Resources by 12.8% at its Mt. Todd Gold Project, Northern Territory, Australia

Denver, Colorado, June 4, 2009 — Vista Gold Corp. (“Vista”) (TSX & NYSE Amex Equities: VGZ) is pleased to announce the results of a Preliminary Economic Assessment (“PEA”) for the Batman deposit at the Mt. Todd gold project in Northern Territory, Australia.  The PEA reflects the technical studies which Vista has undertaken since the issuance of the initial PEA on December 29, 2006, including over 18,000 meters of diamond drilling, a two-year metallurgical program which included crushing and grinding, flotation and leach testwork, mine design and various preliminary engineering studies and cost estimates. The PEA was prepared by TetraTech Inc. of Golden, Colorado, under the direction of Mr. John Rozelle, an independent qualified person under Canadian National Instrument 43-101 (“NI 43-101”).

Three potential operating scenarios were evaluated using a gold price of $750 per ounce (three year running average), an exchange rate of US$1 = A$1.35 and first quarter 2009 costs. The results of the PEA indicate that development of the base case alternative would have an estimated cash cost of $453 per ounce and a pre-tax Internal Rate of Return (“IRR”) of 21.6%. The total gold mined over the 15.2 year mine life is estimated to be 4,526,000 ounces, with an estimated annual production of 245,500 ounces (with average production over the first three years of 296,700 ounces). The PEA estimated that an economic gold cut-off grade of approximately 0.4 grams gold per tonne should be employed which results in a 12.8% increase (579,000 ounces) in Measured and Indicated Resources(1).

Fred Earnest, President and COO of Vista, stated, “The results of the PEA are very encouraging and follow two years of successful exploration programs and a comprehensive metallurgical test program.    The Mt. Todd project has grown considerably since our acquisition of the project and we are confident that there is potential for continued substantial growth in resources. The results of the PEA are positive with an IRR of 21.6% at long-term gold prices of US$750 per ounce and an IRR of 37.7% at a US$950 gold price.  We plan to advance the project as a matter of priority and are progressing towards the completion of the pre-feasibility study which we anticipate will enable the estimation of Mineral Reserves(4). We are also hopeful that the results of the next drilling program will convert most of the estimated Inferred Resources(2) at Mt. Todd to Measured and Indicated Resources(1) within the Base Case pit.   To date we have focused nearly all of our energy on the Batman deposit.  Under the direction of Frank Fenne (VP Exploration) and Peter Harris (Mt. Todd Exploration Manager), we are evaluating other targets, which we plan to drill during the next 12 months on the Mining Licenses (“ML’s”) and within the extensive area surrounding the ML’s covered by our Exploration Licenses.  We believe that we have a world-class gold deposit at Mt. Todd.”

The PEA evaluated three operating scenarios.  The parameters and pre-tax results are summarized in the following table.

	LG Pit Shell (US$/oz Au)	Resources used in the Evaluation(1)(2)	Cut-off Grade (grams gold per tonne)	Internal Rate of Return @ US$750 per ounce Gold(3)	Net Cash Flow (US$000’s) @ US$750 per ounce Gold(3)	NPV8 @ US$750 per ounce Gold(3)
Base Case	600	Measured, Indicated & Inferred	0.42	21.6%	646,682	232,894
Case 2	550	Measured & Indicated	0.58	23.1%	485,697	211,916
Case 3	750	Measured, Indicated & Inferred	0.34	20.4%	815,944	302,153

Notes:  The Lerchs-Grossman economic pit shells formed the basis for the final pit designs which incorporated pit wall smoothing and ramps.   NPV8 is the pre-tax net present value calculated with an 8% discount rate.  The IRR is calculated on a pre-tax basis.

On January 26, 2009, Vista announced a new mineral resource estimate that incorporated the results of the 2008 drilling program.  The resource estimate report can be found on SEDAR at www.sedar.com, entitled “MT. TODD GOLD PROJECT, Gold Resource Update, Northern Territory, Australia” dated February 27, 2009.  The resource estimate was reported assuming a gold cut-off grade of 0.50 grams per gold tonne, slightly higher than the PEA report’s economic gold cut-off grade of approximately 0.4 grams per gold tonne.  The resource estimate report represents an increase in estimated Measured Resources(1) of 119,000 ounces of gold and an increase in Indicated Resources(1) of 460,000 ounces of gold resulting in a combined estimated increase in Measured and Indicated Resources(1) of 579,000 ounces of gold at a cutoff grade of 0.40 grams per tonne (0.015 ounces of gold per ton).  The updated gold mineral resource estimate for the Batman deposit as of January 23, 2009, assuming a cutoff grade of 0.40 grams of gold per tonne is set out below.

Resource Classification	Metric Tonnes (x1000)	Average Grade (grams/tonne)	Short Tons (x1000)	Average Grade (ounces/ton)	Contained Gold Ounces (x1000)
Measured (1)	52,919	0.91	58,333	0.026	1,543
Indicated (1)	138,020	0.81	152,139	0.024	3,581
Measured & Indicated (1)	190,939	0.84	210,472	0.024	5,125
Inferred (2)	94,008	0.74	103,625	0.022	2,244

TetraTech worked with Resource Development inc. (“RDi”) of Arvada, Colorado and Ausenco of Perth, Australia in the completion of the PEA.  Key elements of the PEA are summarized below.

In Pit Mineral Resource Estimation

At the present time, the Mt. Todd gold project contains no CIM definable Mineral Reserves(3).  However, in accordance with accepted standards for a PEA, Measured and Indicated Resources(1) (and in two cases, Inferred Resources(2)) have been used as the basis for the economic evaluation.  The Base Case(3) final pit design is based on the US$600 per ounce gold Lerchs-Grossman (“LG”) economic pit which used all three mineral resource classifications in its analysis.  Case 2 is a more conservative case with the final pit design based on the US$550 per ounce gold LG economic pit which used only Measured and Indicated Resources(1).  Case 3(3) evaluates the up-side potential of the project with the final pit design based on the US$750 per ounce gold LG economic pit which used all three mineral resource classifications.  In all three cases, the LG economic pit was smoothed and ramps were added to arrive at a final pit design.  Mine production schedules were developed for the first three years of operation, after which an average ore and waste profile was used as the basis for the cash flow analysis.  The following table summarizes the estimated mineral resources included in the PEA for each of the three cases.

Base Case(3) (US$600 Design)	Tonnes (000’s)	Grade (grams Au per tonne)	Contained Ounces Gold(1)
Measured Resources(1)	46,528	0.95	1,421,110
Indicated Resources(1)	101,041	0.87	2,826,530
Inferred Resources(2)	14,249	0.73	334,420

Case 2 (US$550 Design)	Tonnes (000’s)	Grade (grams Au per tonne	Contained Ounces Gold(1)
Measured Resources(1)	32,908	1.09	1,153,240
Indicated Resources(1)	59,225	1.04	1,980,260
Inferred Resources(2)	1,561	0.78	39,150

Case 3(3) (US$750 Design)	Tonnes (000’s)	Grade (grams Au per tonne	Contained Ounces Gold(1)
Measured Resources(1)	56,790	0.87	1,588,480
Indicated Resources(1)	152,060	0.75	3,666,630
Inferred Resources(2)	44,912	070	1,010,770

Mining

In both the Base Case(3) and Case 2, the operation has been sized to mine and process 30,000 tonnes of ore per day (nominally 10.5 million tonnes per year).  The estimated mine life of Base Case(3) is 15.2 years and 8.9 years for Case 2.  In Case 3(3) the operation has been sized to mine and process 60,000 tonnes of ore per day (nominally 21.0 million tonnes per year) and the resulting mine life is 11.9 years.  In all three cases the mine schedule and equipment requirements are based on an owner-operated fleet of 141 tonne trucks and 18 m3 shovels.   The mining costs are estimated to be US$1.34 per tonne in the Base Case(3), US$1.23 in Case 2 and US$1.26 in Case 3(3).  Optimization of the project (including the fleet size) will occur as part of the pre-feasibility study.  The following table presents basic mine and project production results:

	Total Contained Ounces	Life of Mine Stripping Ratio (waste : ore)	Average Grade – Years 1-3 (grams Au per tonne	Average Grade –Life of Mine (grams Au per tonne	Average Gold Production – Years 1-3 ounces/year	Average Gold Production – Life of Mine ounces/year
Base Case(3)	4,526,000	1.9	1.06	0.87	296,700	245,500
Case 2	3,163,000	2.7	1.18	1.05	331,300	291,600
Case 3(3)	6,200,000	1.6	0.87	0.76	486,700	429,700

Processing

Since acquiring the Mt. Todd gold project, Vista has been evaluating processing alternatives for the Mt. Todd ore.  The metallurgical testing has been aided by a better understanding of the mineralogy of the orebody after two years of exploration drilling in the Batman deposit.  An investigation of the sulfide species present in the deposit indicates that pyrite is the predominant sulfide mineral near the surface with chalcocite and chalcopyrite.  Near the bottom of the existing pit, pyrite begins to transition to pyrrhotite and the chalcocite is replaced almost entirely by chalcopyrite.  At depth, pyrrhotite becomes the dominant sulfide with lesser amounts of pyrite and chalcopyrite.  Galena and sphalerite are also present in minor quantities in various parts of the deposit.  The transition out of the chalcocitic mineralization in the early part of the project indicates that the quantity of cyanide soluble copper in the deposit is considerably less than previously thought and should not present any long-term processing challenges.

Vista’s metallurgical test programs have successfully focused on two critical areas of the process flowsheet, namely: crushing/grinding and gold recovery.  Several significant advancements have resulted in reductions in operating costs without reducing gold recoveries.  Studies completed to date have indicated that the Mt. Todd ore will be amenable to processing using high pressure grinding roll (“HPGR”) technology. The test work to date has determined that a gold recovery of 82% can likely be achieved in a whole ore leach circuit with a grind circuit product of 80% passing 100 mesh (“P80 100”).  Testwork completed by  RDi and Polysius indicate that a crushing/grinding circuit with three stages of crushing followed by high pressure grinding rolls and grinding in ball mills will have an 18.1 kilowatt-hour per tonne ore power requirement.  This is a 46% reduction in power requirements compared to the previously contemplated conventional crushing, SAG mill/ball mill circuit with an 80% passing 200 mesh product. We expect that the process circuit will include cyanide detoxification prior to tailings handling.  The processing costs are estimated to be US$5.75 per tonne of material processed (exclusive of tailings treatment).

Tailings Management

As a result of the relatively coarse grind employed in the leaching circuit (P80 100) and subsequent product size, Vista has evaluated filtration and the use of a dry-stack tailings storage system.  A preliminary evaluation indicates that the technology may be economically implemented at Mt. Todd.  Employing dry-stack tailings results in a significant reduction in capital costs compared to a conventional tailings storage facility and a small increase in operating costs.  We expect that the material will be compacted and the side slopes will be armored with rock and revegetated to minimize erosion.  The tailings de-watering and stacking costs are estimated to be US$0.36 per tonne of material processed.

Water Management and Acid Rock Drainage

Vista has implemented a water management program to handle surface run-off and acid rock drainage (“ARD”) from the existing, unreclaimed waste dump and heap leach.  Vista expects to commission a lime treatment plant in June as part of a planned improvement in the water management program.  Vista plans to encapsulate the existing facilities and in a similar manner isolate waste with an ARD potential prior to closure.  A passive treatment system will be evaluated as part of the closure planning.

Infrastructure

The Mt. Todd mine site is 230 km southeast of the port of Darwin and 56 km by road north-northeast of the regional center of Katherine. Katherine and Darwin are connected to Darwin by a railroad and the Stuart Highway. An existing paved road connects the mine site to the Stuart Highway.  The site’s existing electric power facilities are sufficient for current and expected construction requirements. During project operation, Vista expects to use natural gas-fired generators as the source of project power and we have included them in the capital and operating cost estimates.  An existing raw water dam and reservoir is expected to provide water for the process requirements.

Operating Costs

The operating costs have been developed based on current conditions in Northern Territory, Australia.  Quotes have been obtained for diesel fuel and natural gas as the primary energy components.  Labor rates have been developed based on Vista’s experience in Australia and have been compared to rates provided by AUSENCO (the Australian engineering firm retained to complete the pre-feasibility process engineering).  Mine equipment operating and maintenance costs have been estimated based on US experience.  Reagent costs have been provided by AUSENCO.  Grinding media costs have been estimated based on world commodity prices.  All Australian costs have been converted to US$ costs using a foreign exchange rate of A$1.35 per US$1.  The following table summarizes the operating costs for the three cases evaluated in the PEA.

	Base Case(3)	Case 2	Case 3(3)
Mining (US$/tonne material mined)	$1.34	$1.23	$1.26

Mining (US$/tonne material processed)	$3.84	$4.59	$3.25
Milling (US$/tonne material processed)	$5.75	$5.75	$5.32
Tailings De-watering (US$/tonne material processed)	$0.23	$0.23	$0.23
Tailings Dry-Stacking (US$/tonne material processed)	$0.13	$0.13	$0.13
Environmental (US$/tonne material processed)	$0.05	$0.05	$0.05
G&A (US$/tonne material processed)	$0.44	$0.44	$0.44
Total Operating Costs (US$/tonne material processed)	$10.44	$11.19	$9.42

Capital Costs

The mining capital equipment costs area based on budgetary quotes for the first quarter 2009.  RDi obtained quotes for the major mill components.  Capital costs for the remainder of the process area were estimated based on accepted factors.  In Case 3, the same sized mining equipment was used even though the mining rate doubled.  Vista views this as an opportunity for future improvement in the project.  The process equipment capital costs for the 60,000 tonne per day mill were factored from the 30,000 tonne per day mill in the base case.  A 20% contingency factor was applied to all capital costs and is included in the estimate.

Economic Analysis

The cash flow analysis results for the three cases evaluated in the PEA are summarized in the following table.

	Life of Mine (years)	Pay-back Period (years)	Net Cash Flow (US$000’s) @ US$750 per ounce Gold	Pre-Tax NPV8 (US$000’s) @ US$750 per ounce Gold	Internal Rate of Return @ US$750 per ounce Gold
Base Case(3)	15.2	3.0	$646,682	$232,894	21.6%
Case 2	8.9	3.8	$485,697	$211,916	23.1%
Case 3(3)	11.9	3.3	$815,944	$302,153	20.4%

	Total Gold Production (ounces)	Pre–Production Capital (US$000’s)	Life-of-Mine Capital (US$000’s)	Cash Operating Cost (US$/ounce Au)	Capital Cost (US$/ounce Au)
Base Case(3)	3,732,000	$323,142	$417,787	$453	$112
Case 2	2,595,000	$339,846	$380,496	$404	$147
Case 3(3)	5,114,000	$494,477	$567,392	$467	$110

Sensitivity Analysis

The PEA includes an analysis of project sensitivity to changes in gold price, capital costs and operating costs.  The following table summarizes the results of the sensitivity analysis for the Base Case.

NPV8 — Base Case Gold Price of US$750/ounce  (US$ millions)

	-20%	-10%	Base Case	+10%	+20%
Gold Price	($43.7)	$94.6	$232.9	$371.2	$509.5
Capital Cost	$299.6	$266.3	$232.9	$199.5	$166.1
Operating Cost	$397.4	$315.1	$232.9	$150.6	$68.4

Base Case Sensitivity to Various Gold Prices  (US$ millions)

Gold Price (US$/oz Au)	US$650	US$750	US$850	US$950	US$1050
NPV8	$48.5	$232.9	$417.3	$601.7	$786.1
Internal Rate of Return	11.3%	21.6%	30.1%	37.7%	44.7%

Note:  NPV8 and IRR are calculated on a pre-tax basis.

Discussion and Planning

As previously announced, work on the pre-feasibility study is underway including additional high pressure grinding roll testing at JKTech Pty Ltd. in Queensland, Australia and a 7-10,000 meter drilling program is planned to potentially expand the estimated gold resource and, if possible, to convert Inferred Resources(2) to Measured and Indicated Resources(1). Vista is currently considering consolidating the pre-feasibility and bankable feasibility programs in order to accelerate the completion of the bankable feasibility study on the Mt. Todd gold project.

For further information of the Mt. Todd gold project please see our technical report available on SEDAR entitled “MT. TODD GOLD PROJECT, Gold Resource Update, Northern Territory, Australia” and dated February 27, 2009.  This technical report was prepared by or under the supervision of Mr. John Rozelle, an independent qualified person under NI 43-101.

Update on Paredones Amarillos Project

Vista continues to work through the permitting process at the Paredones Amarillos project, located in Baja California Sur, Mexico.  Vista is awaiting a permit for a small drilling program as well as the Temporary Occupation Permit which is a prerequisite for the Change of Land Use Permit.  Mike Richings, Executive Chairman and CEO commented, “The delay in receipt of these permits has been frustrating but our Mexican advisors and the Mexican regulators continue to confirm to us that Vista has the legal right to mine and develop the Paredones Amarillos deposit.  We have been and will continue to look for ways to expedite the permitting process so that we can commence development and construction at Paredones Amarillos.  In the meantime, our continued success at Mt. Todd enables Vista to effectively allocate resources and advance both projects as part of our strategy to become a mid-tier gold producer over the next two to five years.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. Vista has undertaken programs to advance the Paredones Amarillos project, located in Baja California Sur, Mexico, including a definitive feasibility study, the purchase of long delivery equipment items, and the purchase of land for the processing facilities, related infrastructure and the desalination plant. The results of a Preliminary Economic Assessment completed in 2009 on the Mt. Todd project in Australia are encouraging and Vista is undertaking other studies to advance the project. Vista’s other holdings include the Guadalupe de los Reyes project in Mexico, Yellow Pine project in Idaho, Awak Mas project in Indonesia, and the Long Valley project in California.

1)      Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This press release uses the terms “Measured Resources”, “Indicated Resources” and “Measured & Indicated Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

2)      Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This press release uses the term “inferred resources”. We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

3)      Cautionary Note concerning economic analysis that include Inferred Resources:  Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. This PEA is preliminary in nature and it includes Inferred Resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves, and there is no certainty that the PEA will be realized.

4)      Cautionary Note to U.S. Investors concerning estimates of Reserves: This press release uses the term “Mineral Reserve”.  We advise U.S. investors that while this term is defined in and required by Canadian regulations, such definitions differ from the definitions in the SEC Industry Guide.  Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the economic analysis, estimates of mineral resources, the conversion of inferred resources to measured and indicated resources, the conversion of mineral resources to mineral reserves, life of mine estimates, the potential for gold resources in the Batman deposit and other targets within the Mt. Todd project, the waste-to-ore ratio at Mt. Todd, the successful completion of a metallurgical testing program at Mt. Todd, the beginning of a Mt. Todd pre-feasibility study, future gold prices, future U.S.-to-Australian dollar exchange rates, the improved efficiencies of high pressure grinding roll technology, favorable effects of Mt. Todd project economics and Vista’s ability to add value in a cost-effective manner the estimated operating and capital costs and the cash flow analysis and sensitivity analysis in the Mt. Todd Preliminary Economic Assessment, anticipated processing and tailings management and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “optimistic”, “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource estimates, estimates of results based on such resource estimates; risks relating to completing metallurgical testing and scheduling for pre-feasibility studies; risks relating to cost increases for capital and operating costs including cost of power; risks relating to delays at the Mt. Todd Project; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 13, 2009, as amended April 16, 2009, and Quarterly Report on Form 10-Q, as filed May 6, 2009, and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Without limiting the foregoing, this press release uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosures an issuer makes of scientific and technical information concerning mineral projects.  All mineral resource estimates contained in this press release, including the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources”, have been prepared in accordance with NI 43-101, and these standards differ significantly from the requirements of the SEC.  The resource information contained in this press release is not comparable to similar information disclosed by U.S. companies.  See the Cautionary Notes to U.S. Investors above.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com